Exhibit 99.1

Catamaran Corporation Announces Record Setting Results for 2012

-Record setting year reaches $9.9 billion in revenue and $116.7 million in net income-

-Quarterly revenue of $3.3 billion and EBITDA of $146.6 million reach all time highs-

-2013 Revenue and EPS (fully-diluted) expected to grow 45% and 74%-

Lisle, Illinois, February 28, 2013—Catamaran Corporation (“Catamaran” or the “Company”) (NASDAQ: CTRX, TSX: CCT), a leading provider of pharmacy benefit management (“PBM”) services and technology, announces its financial results for the three-month and twelve-month periods ended December 31, 2012.

2012 Financial Highlights

•	Revenue increased 100% on a year over year basis to $9.9 billion during 2012, compared to $5.0 billion in 2011

•	Gross profit increased 137% to $733.4 million during 2012, compared to $309.5 million in 2011

•	SG&A includes $44.2 million in transaction and integration related expenses, or $0.17 per share (fully-diluted), related to the Catalyst merger in 2012

•	Net income attributable to the Company of $116.7 million, or $0.70 per share (fully-diluted), in 2012, compared to $91.8 million, or $0.73 per share (fully-diluted) in 2011

•	EBITDA¹ increased 118% to $362.7 million during 2012, compared to $166.4 million in 2011

•	Adjusted EPS¹ (fully-diluted) increased 46% to $1.19 in 2012, compared to $0.82 in 2011

•	Cash flow from operations increased $155.1 million to $249.7 million during 2012, compared to $94.7 million in 2011

•	Repaid $200 million of $1.4 billion borrowed in July to partially finance Catalyst acquisition

•	Adjusted prescription claim volume¹ for the PBM segment increased 117% to 198.9 million in 2012, compared to 91.7 million in 2011

•	Transaction processing volume for the HCIT segment increased 17% to 464.2 million during 2012, compared to 396.9 million in 2011

•	Generic dispensing rate increased to an industry leading 83% for Q4 2012, compared to 79% for Q4 2011

2012 Corporate Highlights

•	Completed the acquisition of HealthTran, a full-service PBM, in January 2012

•	Completed the merger with Catalyst Health Solutions, Inc. (“Catalyst”), a full-service PBM, in July 2012

•	Re-branded the Company as Catamaran Corporation from SXC Health Solutions Corp.

•	Issued 12.0 million common shares in a public offering in May 2012 yielding $519.1 million in net proceeds

•	Ranked 11th in Fortune magazine’s Top 100 Fastest-Growing Companies, the third consecutive year Catamaran has been ranked in this category by Fortune magazine

•	Company’s Employer Group Waiver Plan received a five-star rating from the Centers for Medicare & Medicaid Services

“This past year has been a transformative period for Catamaran, led by the merger with Catalyst which doubled our size. Throughout this period, we never lost sight of our goals and operational plan, which was the foundation for the results we achieved in 2012. Our operational excellence, coupled with the successful progression of our integrations, yielded another record setting year. The dramatic changes embarked upon by Catamaran in 2012, combined with the financial savings and clinical results we delivered to our customers, have created a number of new opportunities for the Company. The entire Company is focused on continuing to deliver superior results, and we are well positioned to take advantage of our growth and enhanced capabilities in 2013,” said Mark Thierer, Chairman and CEO of Catamaran.

Financial Review

Revenue and Gross Profit segmented by PBM and HCIT:

Catamaran evaluates segment performance based on revenue and gross profit. Reconciliations of the Company’s business segments, PBM and Health Care Information Technology (“HCIT”), to the consolidated financial statements for the three-month and twelve-month periods ended December 31, 2012 are as follows:

Three months ended December 31, (in thousands)

	PBM		HCIT		Consolidated
	2012	2011	2012	2011	2012	2011
Revenue	$3,292,056	$1,348,094	$37,484	$30,420	$3,329,540	$1,378,514
Cost of revenue	3,046,365	1,271,776	17,583	17,372	3,063,948	1,289,148

Gross profit	$245,691	$76,318	$19,901	$13,048	$265,592	$89,366
Gross profit %	7.5%	5.7%	53.1%	42.9%	8.0%	6.5%

Year ended December 31, (in thousands)

	PBM		HCIT		Consolidated
	2012	2011	2012	2011	2012	2011
Revenue	$9,785,084	$4,859,243	$155,036	$116,253	$9,940,120	$4,975,496
Cost of revenue	9,141,029	4,602,662	65,715	63,346	9,206,744	4,666,008

Gross profit	$644,055	$256,581	$89,321	$52,907	$733,376	$309,488
Gross profit %	6.6%	5.3%	57.6%	45.5%	7.4%	6.2%

PBM Revenue

PBM revenue increased by $4.9 billion, or 101% to $9.8 billion in 2012, compared to $4.9 billion for the same period in 2011. PBM revenue increased by $1.9 billion, or 144% to $3.3 billion in Q4 0212, compared to $1.3 billion in Q4 2011. The increase in revenue for both periods is primarily due to the recent merger with Catalyst, which was completed on July 2, 2012, and contributed $3.2 billion and $1.6 billion in additional revenue in 2012 and Q4, 2012, respectively, as well as organic growth as a result of the implementation of new customer contracts in 2012.

HCIT Revenue

Total HCIT revenue increased $38.8 million, or 33% to $155.0 million in 2012, compared to $116.3 million for the same period in 2011. HCIT revenue increased $7.1 million, or 23% to $37.5 million in Q4 2012, compared to $30.4 million in Q4 2011. The increase in both periods was primarily due to an increase in transaction volume or rates from existing customers, plus additional revenues earned from Catalyst and HealthTran customers acquired that are included in the HCIT segment.

Consolidated Gross Profit

Gross profit increased $423.9 million, or 137% to $733.4 million in 2012, compared to $309.5 million in 2011. Gross profit was $265.6 million in Q4 2012, compared to $89.4 million in Q4 2011. The increase in both periods is mainly due to an increase in PBM revenue generated from the recent merger with Catalyst, organic growth as a result of new customer contract implementations in 2012 and the acquisition of HealthTran. Consolidated gross profit percentage increased from 6.2% of revenue in 2011 to 7.4% of revenue in 2012. Consolidated gross profit percentage increased from 6.5% in Q4 2011 to 8.0% in Q4 2012. The increases were the result of synergies realized from the integrations of Catalyst and HealthTran customers, increased generic utilization and improved mail and specialty volume during 2012.

Selling, General and Administrative (“SG&A”) Costs

SG&A costs increased $223.7 million, or 153% to $369.5 million in 2012, compared to $145.8 million in 2011. SG&A costs for Q4 2012 were $114.4 million, compared to $41.7 million in Q4 2011. SG&A costs have increased due to the addition of operating costs related to the Company’s recent merger with Catalyst and acquisition of HealthTran during 2012, as well as transaction and integration costs incurred related to increased headcount and operating expenses as a result of the merger with Catalyst totaling approximately $44.2 million in 2012.

Amortization

Total amortization expense increased $113.7 million to $130.1 million in 2012, compared to $16.4 million in 2011. Amortization expense was $59.4 million in Q4 2012, compared to $5.3 million in Q4 2011. The increase in both periods is primarily due to the amortization of the intangible asset acquired in the recent merger with Catalyst.

Interest and other expense, net

Interest and other expense, net increased $24.4 million to $26.7 million in 2012, from $2.3 million in 2011. Interest and other expense, net, was $11.6 million in Q4 2012, compared to $0.3 million in Q4 2011. The increase in both periods is driven by an increase in interest expense, compared to the same periods in 2011 related to the $1.4 billion utilized from the Company’s credit facility to partially finance the merger with Catalyst.

Income Taxes

The Company recognized income tax expense of $69.3 million for 2012, representing an effective tax rate of 36.4%, compared to $46.5 million, or 33.6% in 2011. The Company recognized income tax expense of $26.0 million in Q4 2012, representing an effective tax rate of 35.2%, compared to $13.4 million, or 33.5% in Q4 2011. The Company’s effective tax rate increased during each period primarily due to costs related to the merger with Catalyst.

Net Income and EPS attributable to the Company

The Company executed a two-for-one stock split on October 1, 2012. All share and per share data presented in this release have been retroactively adjusted to reflect this stock split. The Company reported 2012 net income attributable to the Company of $116.7 million, or $0.70 per share (fully-diluted), compared to $91.8 million, or $0.73 per share (fully-diluted) in 2011. The Company reported net income attributable to the Company of $42.5 million, or $0.21 per share (fully-diluted) in Q4 2012, compared to $26.7 million, or $0.21 per share (fully-diluted) in Q4 2011. Net income attributable to the Company increased during both periods as a result of the addition of the HealthTran and Catalyst books of business and new customer implementations during the year. These increases were offset by increased headcount and operating expenses, increased interest expense as a result of the Company’s borrowings utilized to partially finance the merger with Catalyst, costs incurred to complete the merger and an increase in amortization expense as a result of an intangible asset acquired in the merger. EPS attributable to the Company decreased in 2012 compared to the same period in 2011, primarily due to an increase in the number of common shares outstanding as a result of the Company’s issuance of approximately 12 million common shares in May 2012 in a public offering and the issuance of approximately 66.8 million shares to complete the merger with Catalyst. EPS attributable to the Company was unchanged during Q4 2012 as compared to Q4 2011, mainly due to an increase in net income attributable to the Company offset by an increase in the number of common shares as described above.

Adjusted EPS¹ (fully-diluted), which excludes all amortization of intangible assets of $130.1 million, net of tax, increased 46% to $1.19 per share (fully-diluted) in 2012, compared to $0.82 per share (fully-diluted) in 2011. Adjusted EPS was $0.39 per share (fully-diluted) in Q4 2012, compared to $0.24 per share (fully-diluted) in Q4 2011.

EBITDA¹

EBITDA for 2012 increased $196.3 million, or 118% to $362.7 million, compared to $166.4 million in 2011. EBITDA for Q4 2012 increased 203% to $146.6 million, compared to $48.3 million for Q4 2011. The EBITDA growth was due to additional business generated from the recent merger with Catalyst, other recent acquisitions and their associated synergies, as well as new contract implementations, offset in part by costs related to the merger including transaction and integration expenses.

Cash Flow from Operations

For 2012, the Company generated $249.7 million of cash from operations, compared to $94.7 million of cash from operations during the same period in 2011. The Company generated $102.3 million of cash flow from operations in Q4 2012, compared to $10.2 million during Q4 2011. Cash from operating activities increased during both periods mainly due to an increase in net income, net of non-cash items. The increased transaction volume in the PBM segment, propelled by new customer implementations during 2012, as well as the additional business generated as a result of the Company’s merger with Catalyst and other recent acquisitions, were also drivers of increased operating cash flow during 2012.

2013 Full Year Financial Guidance

Catamaran has set the following 2013 full year financial targets.

•	Revenue of $14.2 to $14.6 billion

•	EBITDA[1] of $660 to $670 million

•	GAAP EPS (fully-diluted) of $1.18 to $1.25

•	Adjusted EPS[1] (fully-diluted) of $1.81 to $1.88 (excluding all amortization of intangible assets)

Notice of Conference Call

Catamaran will host a conference call on Thursday, February 28, 2013, at 8:30 a.m. ET to discuss its financial results. Mark Thierer, Chairman and CEO, and Jeff Park, EVP and CFO, will co-chair the call. This call is being webcast and can be accessed from the IR Events page of the Catamaran Corporation web site at www.catamaranrx.com. An archived replay of the webcast will be available for 90 days.

1Non-GAAP Financial Measures

Catamaran reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). Catamaran’s management also evaluates and makes operating decisions using various other measures. Two such measures are Adjusted EPS and EBITDA, which are non-GAAP financial measures. Catamaran’s management believes that these two measures provide useful supplemental information regarding the performance of Catamaran’s business operations.

Adjusted EPS adds back the impact of all intangible assets amortization expenses, net of tax. Amortization of intangible asset expense arises from the acquisition of intangible assets in connection with the Company’s business acquisitions. The Company excludes intangible assets amortization expense from EPS because it believes: (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Catamaran’s business operations and; (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributes to revenue in the periods presented as well as future periods and should also note that such expenses will recur in future periods.

EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance. EBITDA consists of earnings prior to amortization, depreciation, interest and other expense, net, income taxes and adjustments to remove the applicable depreciation and interest expense impact of the non-controlling interests. Management believes it is useful to exclude amortization, depreciation, interest and other expense, net, as they are essentially amounts that cannot be influenced by management in the short term.

The 2013 full year EBITDA guidance was computed using the Company’s estimated 2013 earnings before amortization, depreciation, interest and other expense, net and income taxes. The 2013 full year Adjusted EPS guidance was computed by taking the Company’s GAAP EPS (fully-diluted) guidance and adding back the expected impact of all 2013 amortization expense totaling approximately $195 million, less estimated 2013 income taxes at an estimated effective tax rate of 32-33%.

Adjusted prescription claim volume equals Catamaran’s mail service prescriptions multiplied by three, plus its retail and specialty prescriptions. The mail service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that Adjusted EPS, EBITDA and adjusted prescription claim volume provide useful supplemental information to management and investors regarding the performance of the Company’s business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company’s core operating results. Note, however, that these items are performance measures only, and do not provide any measure of the Company’s cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliations of Adjusted EPS and EBITDA to their most directly comparable GAAP measure.

Adjusted EPS and EBITDA do not have standardized meanings prescribed by GAAP. The Company’s method of calculating these items may differ from the methods used by other companies and, accordingly, may not be comparable to similarly titled measures used by other companies.

Reconciliations of EBITDA to net income and GAAP EPS (fully-diluted) to Adjusted EPS (fully-diluted) are shown below:

EBITDA Reconciliation	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net income attributable to the Company (GAAP)	$42,529	$26,684	$116,658	$91,786
Add:
Amortization of intangible assets	59,407	5,260	130,116	16,385
Depreciation of property and equipment	7,288	2,676	20,234	9,492
Interest and other expense, net	11,619	302	26,682	2,277
Income tax expense	26,008	13,418	69,316	46,508
Adjustments related to non-controlling interests	(260)	—	(276)	—

EBITDA	$146,591	$48,340	$362,730	$166,448

Adjusted EPS Reconciliation
(in thousands, except per share data)
	Three Months Ended December 31,				Years Ended December 31,
	2012		2011		2012		2011
	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share
	(unaudited)				(unaudited)
Net income attributable to the Company (GAAP)	$42,529	$0.21	$26,684	$0.21	$116,658	$0.70	$91,786	$0.73
Amortization of intangible assets	59,407	0.28	5,260	0.04	130,116	0.77	16,385	0.13
Tax effect of reconciling item	(20,911)	(0.10)	(1,762)	(0.01)	(47,362)	(0.28)	(5,505)	(0.04)

Non-GAAP net income attributable to the Company	$81,025	$0.39	$30,182	$0.24	$199,412	$1.19	$102,666	$0.82

About Catamaran Corporation

Catamaran, the industry’s fastest-growing pharmacy benefits manager, helps organizations and the communities they serve take control of prescription drug costs. Managing more than 250 million prescriptions each year on behalf of 25 million members, our flexible, holistic solutions improve patient care and empower individuals to take charge of their health. Processing one in every five prescription claims in the U.S., Catamaran’s skill and scale deliver compelling financial results and sustainable improvement in the overall health of members. Catamaran is headquartered in Lisle, IL. with multiple locations in the U.S. and Canada. For more information, please visit www.catamaranrx.com.

Forward-Looking Statements

Certain information included herein is forward-looking within the meaning of certain securities laws and is subject to important risks, uncertainties and assumptions. This forward-looking information includes, among other things, information with respect to the Company’s anticipated operating results and the Company’s objectives and the strategies to achieve those objectives, as well as information with respect to the Company’s beliefs, plans, expectations, anticipations, estimates and intentions. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our dependence on, and ability to retain, key customers; our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth, integrate acquisitions and achieve expected synergies from acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our solutions and services; interruption of our operations due to outside sources; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future changes in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; potential write-offs of goodwill or other intangible assets; and the outcome of any legal proceeding that has been or may be instituted against us. This list is not exhaustive of the factors that may affect any of our forward-looking statements and is subject to change.

In addition, numerous factors could cause actual results with respect to the merger with Catalyst Health Solutions, Inc. (“Catalyst” or the “Merger”) to differ materially from those in the forward-looking statements, including without limitation, the possibility that the expected efficiencies and cost savings from the Merger will not be realized, or will not be realized within the expected time period; the risk that the Company’s and Catalyst’s businesses will not be integrated successfully; disruption from the Merger making it more difficult to maintain business and operational relationships; the risk of customer attrition; and the impact on the availability of funds for other business purposes due to our debt service obligations and funds required to integrate Catalyst.

When relying on forward-looking information to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. In making the forward-looking statements contained herein, the Company does not assume any significant future acquisitions, dispositions or one-time items. It does assume, however, the renewal of certain customer contracts. Every year, the Company has major customer contracts that come up for renewal. In addition, the Company also assumes new customer contracts. In this regard, the Company is pursuing large opportunities that present a very long and complex sales cycle which substantially affects its forecasting abilities. The Company has assumed certain timing for the realization of these opportunities which it believes is reasonable but which may not be achieved. Furthermore, the pursuit of these larger opportunities does not ensure a linear progression of revenue and earnings since they may involve significant up-front costs followed by renewals and cancellations of existing contracts. The Company has assumed certain revenues which may not be realized. The Company has also assumed that the material factors referred to in the previous paragraphs will not cause such forward-looking information to differ materially from actual results or events. The foregoing list of factors is not exhaustive and is subject to change and there can be no assurance that such assumptions will reflect the actual outcome of such items or factors. Other factors that should be considered are discussed from time to time in Catamaran’s filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to Catamaran or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE REPRESENTS THE COMPANY’S CURRENT EXPECTATIONS AND, ACCORDINGLY, IS SUBJECT TO CHANGE. HOWEVER, THE COMPANY EXPRESSLY DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING INFORMATION, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY APPLICABLE LAW.

For more information, please contact:

Tony Perkins

Investor Relations

Catamaran Corporation

(312) 261-7805

tony.perkins@catamaranrx.com

CATAMARAN CORPORATION

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$370,776	$341,382
Restricted cash	52,422	12,017
Accounts receivable, net of allowance for doubtful accounts of $7,899 (2011—$2,725)	725,809	240,425
Rebates receivable	302,461	33,834
Other current assets	101,311	35,605

Total current assets	1,552,779	663,263
Property and equipment, net of accumulated depreciation of $64,048 (2011—$43,304)	105,201	21,658
Goodwill	4,478,038	291,045
Other intangible assets, net of accumulated amortization of $178,188 (2011—$48,072)	1,198,991	69,777
Other long-term assets	50,118	4,564

Total assets	$7,385,127	$1,050,307

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$644,818	$219,380
Accrued expenses and other current liabilities	254,811	66,729
Pharmacy benefit management rebates payable	302,065	59,235
Current portion—long-term debt	41,250	—

Total current liabilities	1,242,944	345,344
Deferred income taxes	344,232	18,361
Long-term debt	1,132,153	—
Other long-term liabilities	55,937	15,564

Total liabilities	2,775,266	379,269
Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 205,399,102 shares issued and outstanding at December 31, 2012 (2011—124,767,322)	4,180,778	394,769
Additional paid-in capital	73,530	37,936
Retained earnings	354,991	238,333
Accumulated other comprehensive income (loss)	(2,191)	—

Total shareholders’ equity	4,607,108	671,038
Non-controlling interest	2,753	—
Total equity	4,609,861	671,038

Total liabilities and equity	$7,385,127	$1,050,307

CATAMARAN CORPORATION

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
	(unaudited)
Revenue	$3,329,540	$1,378,514	$9,940,120	$4,975,496
Cost of revenue	3,063,948	1,289,148	9,206,744	4,666,008

Gross profit	265,592	89,366	733,376	309,488
Expenses:
Selling, general and administrative	114,400	41,721	369,492	145,788
Depreciation of property and equipment	6,196	1,981	16,749	6,744
Amortization of intangible assets	59,407	5,260	130,116	16,385

	180,003	48,962	516,357	168,917

Operating income	85,589	40,404	217,019	140,571
Interest and other expense, net	11,619	302	26,682	2,277

Income before income taxes	73,970	40,102	190,337	138,294
Income tax expense (benefit):
Current	45,237	17,816	107,241	52,402
Deferred	(19,229)	(4,398)	(37,925)	(5,894)

	26,008	13,418	69,316	46,508

Net income	47,962	26,684	121,021	91,786
Less net income attributable to non-controlling interest	5,433	—	4,363	—

Net income attributable to the Company	$42,529	$26,684	$116,658	$91,786

Earnings per share:
Basic	$0.21	$0.21	$0.70	$0.74
Diluted	$0.21	$0.21	$0.70	$0.73
Weighted average number of shares used in computing earnings per share:
Basic	205,231,817	124,694,774	166,765,682	124,253,312
Diluted	206,147,295	126,244,708	167,830,620	125,903,516

CATAMARAN CORPORATION

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
	(unaudited)
Cash flows from operating activities:
Net income	$47,962	$26,684	$121,021	$91,786
Items not involving cash:
Stock-based compensation	4,506	2,938	17,667	9,445
Depreciation of property and equipment	7,288	2,676	20,234	9,492
Amortization of intangible assets	59,407	5,260	130,116	16,385
Deferred lease inducements and rent	1,727	1,156	3,136	759
Deferred income taxes	(19,229)	(4,398)	(37,925)	(5,894)
Tax benefit on option exercises	(2,183)	(1,482)	(19,397)	(10,804)
Deferred financing cost amortization	2,493	—	4,985	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(48,123)	(16,469)	(134,282)	(110,528)
Rebates receivable	(47,669)	651	(40,988)	5,267
Restricted cash	(33)	2,954	9,305	1,773
Other current assets	30,978	(6,143)	73,492	10,213
Accounts payable	11,143	6,280	70,620	94,799
Accrued expenses and other current liabilities	1,512	(9,501)	(36,005)	(10,806)
Pharmacy benefit management rebates payable	50,593	(715)	60,929	(6,019)
Other	1,882	269	6,825	(1,200)

Net cash provided by operating activities	102,254	10,160	249,733	94,668
Cash flows from investing activities:
Acquisitions, net of cash acquired	(1,320)	(67,641)	(1,565,705)	(79,825)
Purchases of property and equipment	(27,334)	(6,615)	(40,236)	(9,690)

Net cash used in investing activities	(28,654)	(74,256)	(1,605,941)	(89,515)
Cash flows from financing activities:
Proceeds from issuance of debt	5,000	—	1,475,448	—
Proceeds from public offering, net of issuance costs	—	—	519,075	—
Repayment of long-term debt	(105,000)	—	(616,993)	—
Proceeds from exercise of options	2,025	456	7,763	5,735
Tax benefit on option exercises	2,183	1,482	19,397	10,804
Payment of financing costs	—	(1,595)	(18,806)	(1,595)
Other	(6)	—	(268)	—

Net cash provided by (used in) financing activities	(95,798)	343	1,385,616	14,944
Effect of foreign exchange on cash balances	(58)	24	(14)	1

(Decrease) increase in cash and cash equivalents	(22,256)	(63,729)	29,394	20,098
Cash and cash equivalents, beginning of period	393,032	405,111	341,382	321,284

Cash and cash equivalents, end of period	$370,776	$341,382	$370,776	$341,382